CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 26, 2011, on the financial statements of The SteelPath MLP Funds Trust, comprising SteelPath MLP Select 40 Fund, SteelPath MLP Alpha Fund, and SteelPath MLP Income Fund (the “Funds”), as of November 30, 2010, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The SteelPath MLP Funds Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 29, 2011